EXHIBIT 10(b)

Agreement between:
                        RecycleNet Corporation
                        P.O. Box 24017,
                        Guelph, Ontario
                        Canada, N 1 E 6V8
                        Hereafter referred to as (RecycleNet)
and
                        fiberglass.com, inc.
                        124 South 600 East, Suite 100,
                        Salt Lake City , Utah
                        USA 84102
                        Hereafter referred to as (fiberglass.com)
It is agreed that:

RecycleNet shall acquire any/or all of the outstanding shares (up to a maximum of 22,000,000 common shares) of fiberglass.com.

RecycleNet shall acquire the common shares of fiberglass.com exchangeable for common shares of RecycleNet at a value of $ 3.00 US for each common share of fiberglass.com acquired, provided that:

1. fiberglass.com achieves monthly sales of a minimum of $ 25,000 US/month from an active, repetitive customer base with average sales equaling $50 US/month from each customer.

2. fiberlass.com operates at monthly break even or on a monthly profitable basis, not at a loss.

3. fiberglass.com has no net debt, (no outstanding debts larger than its tangible cash reserves).

The exchange rate of RecycleNet common shares (for each common share of fiberglass.com acquired) shall be determined on the closing market price (OTC BB: GARM) on any date determined at the discretion RecycleNet before December 31, 2000.

RecycleNet will notify fiberglass.com in writing within 3 hours after the close of trading (OTC BB: GARM) on the day RecycleNet determines to initiate the acquisition. This written notification will establish the closing market price (OTC BB: GARM) and clearly set out the RecycleNetlfiberglass.com common share exchange rate.

In the event that fiberglass.com does not meet the minimum criteria (listed in items 1,2 & 3) by December 31, 2000, RecycleNet and fiberglass.com may mutually agree in writing to an alternative valuation formula to complete the RecycleNetlfiberglass.com share exchange otherwise the agreement will terminate on December 31, 2000 with no penalty to either party.

In the event that fiberglass.com receives an acquisition offer higher than the RecycleNet terms, fiberglass.com has the right to pay a RecycleNet termination fee of $ 500,000 US to cancel this agreement.

Dated this 23rd day of September. 1999


/s/ James Roszel                        /s/ Mikael Prydz
-----------------------                 -----------------------
James Roszel, President                 Mikael Prydz, CEO
fiberglass.com, inc.                    RecycleNet Corporation